As filed with the United States Securities and Exchange Commission on November 26, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MITEL NETWORKS CORPORATION/
CORPORATION MITEL NETWORKS
(Exact name of registrant as specified in its charter)
MITEL NETWORKS CORPORATION
(Translation of Registrant’s name into English)

Canada (State or other jurisdiction of incorporation or organization)	N/A (IRS Employer Identification No.)
350 Legget Drive
Ottawa, Ontario, Canada K2K 2W7
(613) 592-2122
(Address of Registrant’s Principal Executive Offices and telephone number)

Mitel Networks Corporation 2007 U.S. Employee Stock Purchase Plan
(Full title of the plan)

Copy to:

Sandra Cohen	John Gardner
Osler, Hoskin & Harcourt LLP	Senior Vice-President and
Corporate Counsel
620 8th Avenue, 36th floor	Inter-Tel (Delaware),
Incorporated
New York, New York 10018	1615 South 52nd Street
(212) 991-2508	Tempe, Arizona 85281
(480) 449-8900
(Name, address and telephone
number of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
		Offering Price	Aggregate Offering	Amount of
Title of Securities to be Registered	Amount to be Registered	Per Share (2)	Price (2)	Registration Fee
Common Shares, without nominal or par value	15,000,000 shares (1)	$1.32	$19,800,000	$607.86

(1)	Pursuant to Rule 416 (a) under the Securities Act of 1933, as amended, this Registration Statement covers any additional securities that may be offered or issued as a result of the anti-dilution provisions in the Employee Stock Purchase Plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee, in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 15,000,000 Common Shares of Mitel Networks Corporation (the “Registrant”) issuable pursuant to the Registrant’s Employee Stock Purchase Plan (the “Plan”). We will send or give the documents containing the information specified in Part 1 of Form S-8 to employees eligible to participate under the Plan, as specified by Rule 428 (b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) and the Securities Act of 1933, as amended (the “Securities Act”). All information specified by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 424(b) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Registrant with the Commission are hereby incorporated by reference and made a part of this Registration Statement:
(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended April 30, 2007 (the “2007 Form 20-F”); and

(b)	The description of the Registrant’s common shares contained in Item 10B (Additional Information — Memorandum and Articles of Incorporation — Share Capital) of the Registrant’s 2007 Form 20-F.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     The Registrant’s common shares are registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel
     The validity of the common shares which are registered hereby and which may be issued by the Registrant pursuant to the Plan will be passed upon by Gregory J. Hiscock, Esq., General Counsel and Corporate Secretary of the Registrant. Greg Hiscock is regularly employed by the Registrant.

Item 6. Indemnification of Directors and Officers
     The by-laws of the Registrant generally provide that the Registrant shall indemnify a director or officer against liability incurred in such capacity including acting at the Registrant’s request as director or officer of another corporation, to the extent permitted by the Canada Business Corporations Act. The Registrant maintains directors and officers liability insurance in the amount of $15,000,000 for the benefit of directors and officers of the Registrant. The policy contains a deductible ranging from $50,000 to $75,000 depending upon the nature of the claim. The policy contains a number of exclusions and limitations to the coverage provided, as a result of which the Registrant may, under certain circumstances, be obligated to indemnify its directors or officers for certain claims which do not fall within the coverage provided under the policy.
     The Canada Business Corporations Act provides as of right that, in general, an officer or director, as such, shall be entitled to indemnity if (i) he was not judged by a court or competent authority to have committed any fault or omitted to do anything he ought to have done, (ii) he acted honestly and in good faith with a view to the best interests of the corporation and (iii) where a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. However, under the Canada Business Corporations Act, no officer or director of the Registrant may be indemnified with respect to any security holder’s derivative action brought pursuant to such Act unless a court of competent jurisdiction has approved the terms of such indemnification.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See “Exhibit Index” below.

Item 9. Undertakings
     (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Canada, on the 26 day of November, 2007.

MITEL NETWORKS CORPORATION / CORPORATION MITEL NETWORKS (Registrant)
By:	“Donald Smith”
Donald W. Smith,
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald W. Smith and Steven Spooner, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated, on the 26 day of November, 2007.

SIGNATURE	TITLE

“Terence Matthews” Dr. Terence H. Matthews	Chairman and Director
“Donald Smith” Donald W. Smith	Chief Executive Officer and Director (principal executive officer)
“Steven Spooner” Steven E. Spooner	Chief Financial Officer (principal financial officer and principal accounting officer)

SIGNATURE	TITLE

“Peter Charbonneau” Peter D. Charbonneau	Lead Director
“Benjamin Ball” Benjamin H. Ball	Director
“David ibnAle” David T. ibnAle	Director
“Gilbert Palter” Gilbert S. Palter	Director
“Thomas Ludwig” Thomas L. Ludwig	Director
“Norman Stout” Norman Stout	Director
“Jean-Paul Cossart” Jean-Paul Cossart	Director

SIGNATURE	TITLE

“John Gardner” Name: John Gardner Title: Senior Vice-President and Corporate Counsel Inter-Tel (Delaware), Incorporated	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Incorporation and amendments thereto prior to April 22, 2004 (3)
4.2	Articles of Amendment dated April 22, 2004 (3)
4.3	Articles of Amendment dated April 23, 2004 (3)
4.4	Articles of Amendment dated October 12, 2006 (5)
4.5	Articles of Amendment dated August 16, 2007 (6)
4.6	Articles of Amendment dated August 16, 2007 (1)
4.7	Specimen Common Share certificate (1)
4.8	Specimen Series A Share certificate (3)
4.9	Specimen Series B Share certificate (3)
4.10	Specimen Class 1 Share Certificate (1)
4.11	Securities Purchase Agreement between Mitel and the Noteholders, dated April 27, 2005 (6)++
4.12	Form of Note (See Exhibit 4.9 above)
4.13	General Security Agreement between Mitel and Highbridge (as a secured party, and also in its capacity as Collateral Agent (now BNY) on behalf of the Noteholders), dated April 27, 2005 (4)
4.14	Guaranty and Security Agreement between MNI and Highbridge (as a secured party, and also in its capacity as Collateral Agent (now BNY) on behalf of the Noteholders), dated April 27, 2005 (6)++
4.15	Pledge Agreement between MNL and Highbridge (as a secured party, and also in its capacity as Collateral Agent (now BNY) on behalf of the Noteholders), dated April 27, 2005 (4)
4.16	Charge Over Book Debts and Cash at Bank between MNL and Highbridge (as a secured party, and also in its capacity as Collateral Agent (now BNY) on behalf of the Noteholders), dated April 27, 2005 (5)++
4.17	Guarantee and Indemnity between MNL and Highbridge (as a secured party, and also in its capacity as Collateral Agent (now BNY) on behalf of the Noteholders), dated April 27, 2005 (4)
4.18	Mortgage Debenture between MNL and Highbridge (as a secured party, and also in its capacity as Collateral Agent (now BNY) on behalf of the Noteholders), dated April 27, 2005 (4)
4.19	Guarantee and Security Agreement between MNOL and Highbridge (as a secured party, and also in its capacity as Collateral Agent (now BNY) on behalf of the Noteholders), dated June 30, 2005 (4)

Exhibit No.	Description
4.20	Deed of Guarantee and Subordination between MNIL, MNOL and Highbridge (as a secured party, and also in its capacity as Collateral Agent (now BNY) on behalf of the Noteholders), dated June 30, 2005 (2)
4.21	Deed of Guarantee and Subordination between MNIL, MNOL and BNY, dated July 15, 2005 (2)
4.22	Intellectual Property Security Agreement between Mitel and BNY, effective from April 27, 2005 (2)
4.23	Class A Convertible Preferred Share Subscription Agreement between Mitel and EdgeStone dated April 23, 2004 (5)++
4.24	Form of Warrant (See Exhibit4.21 above) (5)
4.25	Securities Purchase Agreement between Mitel and Wesley Clover Corporation dated September 21, 2006 (5)++
4.26	Form of Warrant (See Exhibit 4.23 above) (5)
4.27	Termination Agreement between Mitel, Zarlink, PTIC EdgeStone, Dr. Matthews, Wesley Clover and CTJL dated August 16, 2007 (1)
4.28
First Lien Credit Agreement among Mitel, Mitel US Holdings Inc., certain lenders, Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co, Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated August 16, 2007 (1)++

4.29
Second Lien Credit Agreement among Mitel, Mitel US Holdings Inc., certain lenders, Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co, Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated August 16, 2007 (1)++

4.30	Class I Convertible Preferred Share Subscription Agreement among Mitel, Arsenal Holdco I, s.a.r.l., Arsenal Holdco II, s.a.r.l. and Morgan Stanley Principal Investors Inc. dated August 16, 2007 (1)++
4.31	Form of Warrant granted to Arsenal Holdco I, s.a.r.l., Arsenal Holdco II, s.a.r.l., Morgan Stanley Principal Investors Inc., PTIC and Dr. Matthews (6)
4.32
Shareholder Agreement among Mitel, PTIC, Dr. Matthews, Wesley Clover, CTJL, EdgeStone, Arsenal Holdco I, s.a.r.l., Arsenal Holdco II, s.a.r.l. and Morgan Stanley Principal Investors Inc. dated August 16, 2007 (7)

4.33	Registration Rights Agreement among Mitel, Arsenal Holdco I, s.a.r.l., Arsenal Holdco II, s.a.r.l. and Morgan Stanley Principal Investors Inc. dated August 16, 2007 (7)
4.34	Mitel Networks Corporation 2007 Employee Stock Purchase Plan
5.1	Opinion of Gregory J. Hiscock, Esq.
23.1	Consent of Gregory J. Hiscock, Esq. (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Powers of Attorney (included in signature page to this Registration Statement)

(1)	Filed on October 24, as an exhibit to the annual report on Form 20-F of Mitel for the year ended April 30, 2007, and incorporated herein by reference.

(2)	Filed on May 3, 2004 as an exhibit to a Schedule 13D (Mitel as issuer) by EdgeStone Capital Equity Fund II-A, L.P.; EdgeStone Capital Equity Fund II-US, L.P.; EdgeStone Capital Equity Fund II-US-Inst., L.P.; National Bank Financial & Co. Inc.; EdgeStone Capital Equity Fund II-A GP, L.P.; EdgeStone Capital Equity Fund II US GP, L.P.; EdgeStone Capital Equity Fund II-US-Inst. GP, L.P.; EdgeStone Capital Equity Fund II-A GP, Inc.; EdgeStone Capital Equity Fund II-US Main GP, Inc.; EdgeStone Capital Equity Fund II-US-Inst. GP, Inc.; Samuel L. Duboc; Gilbert S. Palter; Bryan W. Kerdman; Sandra Cowan; and EdgeStone Capital Equity Fund II-B GP, Inc. and incorporated herein by reference.

(3)	Filed on August 31, 2004 as an exhibit to the annual report on Form 20-F of Mitel for the year ended April 25, 2004, and incorporated herein by reference.

(4)	Filed on October 24, 2005 as an exhibit to the annual report on Form 20-F of Mitel for the year ended April 24, 2005 and the transition period ended April 30, 2005 and incorporated therein by reference.

(5)	Filed on October 30, 2006 as an exhibit to the annual report on Form 20-F of Mitel for the year ended April 30, 2006 and incorporated therein by reference.

(6)	Filed as an exhibit to Amendment No. 2 to the Schedule 13D (the Registrant as issuer) filed with the Commission on August 27, 2007 by Arsenal Holdco I, S.A.R.L., Arsenal Holdco II, S.A.R.L., Francisco Partners GP II (Cayman), L.P., Francisco Partners GP II Management (Cayman) Limited, Francisco Partners Gp II, L.P., Francisco Partners II (Cayman), L.P., and Francisco Partners Parallel Fund II, L.P. and incorporated therein by reference.

(7)	Filed as an exhibit to Amendment No. 2 to the Schedule 13D (the Registrant as issuer) filed with the Commission on September 28, 2007 by Terence H. Matthews, Wesley Clover Corporation and Celtic Tech Jet Limited and incorporated therein by reference.

+	Portions of this document have been granted “Confidential Treatment” by the Secretary of the Securities and Exchange Commission.

++	Portions of this document are subject to a pending Confidential Treatment Request filed with the Secretary of the Securities and Exchange Commission and have been filed separately with the Securities and Exchange Commission.